Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-___________, 333-39720) on Form S-3, pertaining to the Pre-2005 Agent’s Deferred Compensation Plan of Kansas City Life Insurance Company, of our report dated February 27, 2009 with respect to the consolidated balance sheets of Kansas City Life Insurance Company and subsidiaries (the Company) as of December 31, 2008 and 2007, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Kansas City Life Insurance Company. Our report on the consolidated financial statements and related financial statement schedules refers to the adoption of the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges in Insurance Contracts, effective January 1, 2007 and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109, effective January 1, 2007.

We consent to the use of our reports included herein and to the reference to our firm as experts under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/KPMG LLP

KPMG LLP

Kansas City, Missouri

July 27, 2009